UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2018

CENTURY CASINOS, INC.

(Exact Name of Registrant as specified in its charter)

      Delaware0-2290084-1271317

(State or other jurisdiction(Commission(I.R.S. Employer

of incorporation)File Number)    Identification Number)

            455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado           80903

   (Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:719-527-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b‑2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 6, 2018, Century Casinos, Inc. (the “Company”) notified The Nasdaq Stock Market LLC (“Nasdaq”) that Robert S. Eichberg, an independent director of the Company, the Chairman of the Audit Committee of the Company’s Board of Directors (the “Board”), and a member of the Governance and Nominating Committee of the Board, passed away on February 3, 2018.  As a result of Mr. Eichberg’s death, the Board is no longer comprised of a majority of independent directors and the Audit Committee of the Board is no longer comprised of at least three independent directors, as required for continued listing by Nasdaq Listing Rules 5605(b)(1) and 5605(c)(2)(A), respectively.

In accordance with Nasdaq Listing Rules 5605(b)(1)(A) and 5605(c)(4)(B), a company has until the earlier of its next annual shareholders’ meeting or one year from the occurrence of the vacancy to regain compliance; provided, however, that if a company’s annual shareholders’ meeting occurs no later than 180 days following the vacancy, the company shall instead have up to 180 days from such vacancy to regain compliance.  As a result, the Company must regain compliance with the Nasdaq Listing Rules by 180 days from such vacancy, which is approximately August 2, 2018.

The Board and the Governance and Nominating Committee of the Board are working to identify director candidates to fill the vacancy, and the Board intends to appoint a new director who satisfies the independence and audit committee member requirements of the Nasdaq Listing Rules prior to the expiration of the cure period described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Century Casinos, Inc.

Date:  February 6, 2018By: /s/ Margaret Stapleton

Margaret  Stapleton

Executive Vice President and Principal Financial/Accounting Officer